RENTPATH HOLDINGS, INC. AND SUBSIDIARIES
AUDITED FINANCIAL INFORMATION
FOR THE PERIOD ENDED DECEMBER 31, 2020

Deloitte & Touche LLP
191 Peachtree Street NE
Suite 2000
Atlanta GA 30303-1943
Tel: +1404 631 2000
www.deloitte.com

INDEPENDENT AUDITORS’ REPORT

To the Stockholder of
RentPath Holdings, Inc.

We have audited the accompanying consolidated financial statements of RentPath Holdings, Inc. and its subsidiaries (Debtors-in-Possession) (the “Company”), which comprise the consolidated balance sheet as of December 31, 2020, and the related consolidated statements of comprehensive loss, changes in stockholders’ deficit, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RentPath Holdings, Inc. and its subsidiaries as of December 31, 2020, and the results of their operations and their cash flows for the year then ended, in accordance with accounting principles generally accepted in the United States of America.

Emergence from Bankruptcy

As discussed in Note 3 to the consolidated financial statements, on April 1, 2021, the Bankruptcy Court entered an order confirming the Company’s plan of reorganization which became effective on April 2, 2021. As a result of the confirmed plan of reorganization, title to substantially all assets and responsibility for certain liabilities of the Company and its subsidiaries were assigned to RentPath Holdings, Inc. Immediately thereafter, Redfin Corporation purchased all of the equity of the reorganized RentPath Holdings, Inc. Our opinion is not modified with respect to this matter.

/s/ Deloitte & Touche LLP

May 27, 2021

RENTPATH HOLDINGS, INC. AND SUBSIDIARIES
Debtors-In-Possession
Consolidated Balance Sheet
(Dollars in thousands, except per share data)

December 31, 2020
Assets
Current assets
Cash and cash equivalents	$11,178
Restricted cash	27,010
Accounts receivable, net of allowance for doubtful accounts of $1,500)	8,642
Prepaid expenses and other	5,166
Total current assets	51,996
Property and equipment (net of accumulated depreciation and amortization of $87,274)	22,175
Intangible assets, net	110,017
Goodwill	307,705
Other non-current assets	17
Total assets	491,910
Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	3,166
Accrued expenses and other	26,534
Debtors-in-possession financing	88,593
Total current liabilities	118,293
Deferred tax liability, net	13,172
Other non-current liabilities	7,002
Liabilities subject to compromise	713,003
Total liabilities	851,470
Commitments and contingencies (Note 12)
Stockholders’ deficit
Common stock - $0.01 par value; 500,000,000 shares authorized; 411,743,505 shares issued and outstanding	4,117
Additional paid-in capital	176,865
Accumulated deficit	(540,542)
Total stockholders’ deficit	(359,560)
Total liabilities and stockholders’ deficit	$491,910
The accompanying notes are an integral part of these consolidated financial statements.

RENTPATH HOLDINGS, INC. AND SUBSIDIARIES
Debtors-In-Possession
Consolidated Statement of Comprehensive Loss
(Dollars in thousands)

Year Ended
December 31, 2020
Revenue, net	$194,389
Costs and expenses:
Cost of sales (exclusive of depreciation and amortization of property and equipment)	16,670
Marketing and selling	140,389
General and administrative expenses	31,666
Depreciation and amortization of property and equipment	20,517
Amortization of intangible assets	1,742
Reorganization costs	68,491
Interest expense	30,257
Other income, net	(5,895)
Total costs and expenses	303,837
Loss from operations before benefit for income taxes	(109,448)
Benefit for income taxes	3,104
Net loss	(106,344)

Other comprehensive income (loss), net of tax:
Reclassification adjustments for realized losses on cash flow hedges included in net loss	2,824
Comprehensive loss	$(103,520)
The accompanying notes are an integral part of these consolidated financial statements.

RENTPATH HOLDINGS, INC. AND SUBSIDIARIES
Debtors-In-Possession
Consolidated Statement of Changes in Stockholders’ Deficit
(Dollars in thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss), net	Total Stockholders' Deficit
	Shares	Par Value
Balance as of December 31, 2019	411,687,114	$4,116	$176,267	$(434,198)	$(2,824)	$(256,639)
Net loss	—	—	—	(106,344)	—	(106,344)
Other comprehensive loss	—	—	—	—	2,824	2,824
Total comprehensive loss						(103,520)
Non-cash charges for stock-based compensation	—	—	599	—	—	599
Issuances of common stock related to vesting of restricted stock units	56,391	1	(1)	—	—	—
Balance as of December 31, 2020	411,743,505	$4,117	$176,865	$(540,542)	$—	$(359,560)

The accompanying notes are an integral part of these consolidated financial statements.

RENTPATH HOLDINGS, INC. AND SUBSIDIARIES
Debtors-In-Possession
Consolidated Statement of Cash Flows
(Dollars in thousands)

Year Ended
December 31, 2020
Operating activities:
Net loss	$(106,344)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	26,625
Non-cash reorganization costs	15,287
Non-cash accretion of debtors-in-possession financing redemption premium	14,519
Stock-based compensation	599
Deferred income taxes	(4,000)
Bad debt expense	1,067
Change in operating assets and liabilities:
Accounts receivable, net	1,409
Prepaid expenses and other	3,102
Accounts payable	2,509
Accrued expenses and other	22,211
Other, net	50
Net cash used in operating activities	(22,966)
Investing activities:
Additions to property and equipment	(17,175)
Other, net	1
Net cash used in investing activities	(17,174)
Financing activities:
Proceeds from debtor-in-possession financing, net	74,074
Payments for debtor-in-possession financing fees	(4,224)
Net cash provided by financing activities	69,850
Increase in cash, cash equivalents and restricted cash	29,710
Cash, cash equivalents and restricted cash, beginning of year	8,478
Cash, cash equivalents and restricted cash, end of year	$38,188

Supplemental information:
Cash paid for reorganization costs included in cash flows used in operating activities	$45,464
Cash paid for interest, including interest on debt and derivative financial instruments, net	5,084
Cash refunded for income taxes, net	(468)
Noncash investing and financing activities:
Accrued property and equipment acquisitions	$886
The accompanying notes are an integral part of these consolidated financial statements.

RENTPATH HOLDINGS, INC.
Debtors-In-Possession
Notes to Consolidated Financial Statements

Note 1. Description of Business and Basis of Presentation

The accompanying consolidated financial statements of RentPath Holdings, Inc. (“Holdings”) include the accounts of RentPath, LLC and its subsidiaries (collectively, “RentPath”). In these notes, unless the context specifies otherwise, Holdings and its subsidiaries, are referred to as the “Company.”

Holdings does not have independent operations, and, through its operating subsidiaries, is a digital marketing company focused on the residential rental real estate market. The Company’s listing sites, including ApartmentGuide.com, Rent.com, Rentals.com and LiveLovely.com, are targeted for the apartment and other rental property sectors of the residential real estate industry and are provided free to consumers through a combination of mobile and desktop platforms. The Company’s services also help simplify the renting process and offer innovative solutions for renters and property managers. Revenue is primarily derived from providing advertiser clients, principally property management companies, private owners/landlords and real estate professionals, with services that generate leads and leases.

All intercompany accounts and transactions have been eliminated in consolidation.

Chapter 11 Bankruptcy Filing – During 2019, a continued shifting competitive landscape and increased competition from numerous sources resulted in declining revenues and necessitated an increase in the Company’s marketing spend and promotions to maintain the flow of leads. As a result, the Company’s profitability declined, leaving the Company with limited liquidity, highly leveraged and unable to make a mandatory $2.2 million repayment on its revolving credit facility. The failure to repay this balance resulted in the Company defaulting on its 2014 Bank Credit Facility agreement as discussed in Note 7, Borrowings.

On February 12, 2020 (the “Petition Date”), Holdings and each of its subsidiaries (collectively, “Debtors”) commenced with the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”) voluntary cases under chapter 11 (“Chapter 11 Cases”) of title 11 of the United States Code (“Bankruptcy Code”). Certain of the Company’s prepetition lenders and the Company’s prepetition equity sponsors, committed to effectuate a Chapter 11 plan (“Plan”) that contemplated the sale of substantially all of the Company’s assets pursuant to a Restructuring Support Agreement (“RSA”), dated February 11, 2020.

The accompanying consolidated financial statements included herein have been prepared in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 852, Reorganizations (“ASC 852”). See Note 3, Voluntary Reorganization Under Chapter 11, for further details.

COVID-19 Impact – During March 2020, the World Health Organization declared the rapidly growing coronavirus (“COVID-19”) outbreak to be a global pandemic. The COVID-19 pandemic has significantly impacted health and economic conditions throughout the United States. To date, COVID-19 has not had a significant impact on our business. The Company has and will continue to assess the current and future business risks related to COVID-19 as new information becomes available. Although we currently expect that any disruptive impact of COVID-19 on our business will be temporary, this situation continues to evolve and therefore we cannot predict the extent to which COVID-19 will directly or indirectly affect the Company’s future financial position, results from operations, cash flows and liquidity.

The Company elected to defer eligible payroll taxes under the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act") beginning in May 2020. As of December 31, 2020, the Company deferred $2.1 million. Half of the liability is included in accrued expenses and other and the other half is included in other non-current liabilities in the consolidated balance sheet. The liability will be due in two equal installments in December 2021 and 2022.

Note 2. Summary of Significant Accounting Policies

Bankruptcy Accounting. The consolidated financial statements have been prepared in accordance with ASC 852. ASC 852 requires the presentation of liabilities subject to compromise and certain other amounts relevant during Chapter 11 Cases.

Use of Estimates. The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant accounting estimates include the establishment of the allowance for doubtful accounts; internal-use software development costs; liabilities subject to compromise; the cost of stock-based compensation; income taxes, including the valuation allowance for deferred tax assets and uncertain tax positions and tax-related liabilities; the recoverability and lives of long-lived assets, including goodwill, trade names and trademarks and customer relationship intangibles; and assets and liabilities recorded at fair value.

Cash, Cash Equivalents and Restricted Cash. Management considers all highly liquid instruments purchased with an original maturity of 90 days or less to be cash equivalents. Restricted cash represents legally restricted amounts being held for deposits, professional fees and other costs of the Chapter 11 Cases.

The Company’s banking arrangements allow it to fund outstanding checks drawn on zero-balance disbursement accounts when presented to the financial institution for payment, resulting in book overdrafts. Book overdrafts in the amount of $0.1 million are included in accounts payable in the consolidated balance sheet as of December 31, 2020 and are reflected as an operating activity in the consolidated statement of cash flows.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Company’s consolidated statement of cash flows:

December 31, 2020

(Dollars in thousands)

Cash and cash equivalents	$11,178
Restricted cash	27,010
$38,188

Concentrations of Credit Risk. Substantially all of the Company’s trade receivables are from advertising clients located throughout the United States. No individual advertiser comprised of more than 2.5% of the Company’s consolidated total revenue for the year ended December 31, 2020. The allowance for uncollectible accounts is established based on the Company’s historical collections experience, knowledge of the customer, and the condition of the general economy and industry as a whole. The Company believes its allowance for doubtful accounts is sufficient based on the credit exposure outstanding as of December 31, 2020.

Property and Equipment. Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation of property and equipment, including the amortization of leasehold improvements, is provided at rates based on the estimated useful lives or lease terms, if shorter, using the straight-line method. Improvements which extend the lives of assets are capitalized, while costs for maintenance and repairs are expensed as incurred.

Included in property and equipment, net are costs incurred in developing or obtaining internal-use software. Costs incurred in the preliminary project stage along with costs for maintenance and training are expensed as incurred. Capitalized costs are amortized over a period of not more than three years using the straight-line method.

Direct internal and external costs associated with the development of the features, functionality and content of the Company’s websites incurred during the application and infrastructure development phase have also been capitalized and are included in property and equipment, net. Typical capitalized costs include, but are not limited to, acquisition and development of software tools required for the development and operation of the websites and costs incurred to develop and obtain graphics and text for the websites. These capitalized costs are amortized over a period of not more than two years using the straight-line method. Capitalized software costs are subject to impairment evaluation. As of December 31, 2020, the net book value of capitalized software was $18.8 million.

Goodwill and Other Indefinite-Lived Intangible Assets. Goodwill, representing the excess of costs over the fair value of assets of acquired businesses, and indefinite-lived intangible assets, primarily trade names and trademarks, are not amortized, but instead tested for impairment at least annually. The Company’s annual impairment testing date is October 31. All other intangible assets are amortized over their estimated useful lives in a manner reflecting the pattern in which the economic benefit of the assets are consumed. Trade names and trademarks are considered to have an indefinite life unless, in management’s judgment, there exists the possibility that the brand may cease to be used at some future date.

All of the Company’s goodwill relates to a single reporting unit, which has a negative carrying amount.

GAAP permits an initial assessment of qualitative factors to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount and also provides a basis for determining whether it is necessary to perform the quantitative impairment testing otherwise required.

Fair value for trade names and trademarks is determined by using management’s expectations of revenue during a forecast period plus an expected residual value, both of which are multiplied by a royalty rate representing cash flows that could be derived from use of the trade names and trademarks; a discount factor approximating the weighted-average cost of capital for the reporting unit to which the trade names and trademarks are related using market participant assumptions; and the effective federal and state tax rate.

In addition to the annual impairment test, an assessment is also required whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

There were no impairments of goodwill or other indefinite-lived intangible assets during the year ended December 31, 2020.

Long-Lived Assets. The Company reviews long-lived assets for impairment whenever events and circumstances indicate assets might be impaired. When such reviews are conducted, the Company uses an estimate of undiscounted cash flows over the remaining lives of the assets to measure recoverability. If the estimated cash flows are less than the carrying value of an asset, the loss is measured as the amount by which the carrying value of the asset exceeds fair value.

Income Taxes. The Company utilizes an asset and liability approach for the accounting and reporting of income taxes. The benefit for income taxes is comprised of taxes that are currently payable and deferred taxes that relate to temporary differences between the basis for financial reporting purposes and the tax basis of assets and liabilities that will result in deductible or taxable amounts in future years when such assets and liabilities are recovered or settled, respectively. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be realized or settled. Recognition of certain deferred tax assets is based upon management’s belief that, as determined by historical earnings and anticipated future earnings, normal operations or available tax planning strategies will generate sufficient future taxable income to realize these benefits. A significant portion of the Company’s deferred tax assets are net operating loss carryforwards (“NOLs”), which have lives of up to 20 years. When, in the opinion of management, it is “more likely than not” that a net deferred tax asset will be realized, no valuation allowance is required.

In order to be recognized, benefits arising from uncertain tax positions must be more likely than not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The liability for uncertain tax positions is included in other non-current liabilities in the consolidated balance sheet.

The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits in the benefit for income taxes.

Deferred Debt Financing Costs. Deferred financing costs pertaining to long-term debt are amortized using the effective interest method over the terms of the related indebtedness. Deferred financing costs pertaining to revolving credit facilities are amortized using the straight-line method over the terms of the facilities. Prior to the Petition Date, the amortization of deferred debt financing costs were reported as interest expense in the consolidated statement of comprehensive loss. The Company recorded $0.6 million of amortization of deferred debt financing costs during the year ended December 31, 2020. Prior to the Petition Date, deferred debt financing costs were presented in the consolidated balance sheet as a direct deduction from the carrying amount of the debt to which they relate, with the exception of deferred financing fees related to revolving credit facilities, which were included in other non-current assets. Subsequent to the Petition Date, $11.1 million of unamortized deferred debt financing costs associated with prepetition debt classified as liabilities subject to compromise was written off as reorganization costs in the Company’s consolidated statement of comprehensive loss.

Stock-Based Compensation. The Company sponsors plans that provide for the grant of stock-based compensation awards, including stock options, restricted stock units and restricted stock.

The Company expenses the fair value of stock-based compensation for all grants, modifications or settlements. The cost of stock-based compensation, including service-based awards and performance-based awards, is measured at the grant date based on the fair value of the awards and is recognized as expense on a straight-line basis over the requisite service period for the entire award, giving effect to forfeited awards and, in the case of performance-based awards, the likelihood that the performance criteria will be met. Prevesting forfeiture of awards results in a reversal of compensation cost, whereas post-vest cancellation of awards does not.

The Company calculates the grant date fair value of stock options primarily using the Black-Scholes pricing model. Option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate of the Company’s stock options. The grant date fair value of restricted stock and restricted stock units is measured based on the estimated fair market value of the Company’s common stock on the date of grant.

Revenue Recognition. The Company’s advertising revenue is primarily comprised of subscription-based product offerings for internet listing services, as well as lead management solutions and digital marketing.

The Company determines revenue recognition through the following steps:
•Identification of the contract, or contracts, with a customer
•Identification of the performance obligations in the contract
•Determination of the transaction price
•Allocation of the transaction price to the performance obligations in the contract
•Recognition of revenue when, or as, the Company satisfies a performance obligation

Revenue is recognized upon transfer of control of promised services to customers over time in an amount that reflects the consideration the Company expects to receive in exchange for those services. Revenues from subscription-based services are recognized on a straight-line basis over the term of the contract which generally have a term less than one year. Revenue is presented net of sales allowances, which are not material.

The objective of determining the transaction price is to estimate the amount of consideration the Company is due in exchange for its services. The transaction price is generally determined by the stated price in the contract, excluding any related sales taxes.

The Company enters into contracts that can include various combinations of subscription services, which are capable of being distinct and accounted for as separate performance obligations. Generally, the combinations of subscription services are fulfilled concurrently and are co-terminus, which results in revenue for the performance obligations being recognized simultaneously.

The Company’s contracts do not contain any refund provisions other than in the event of the Company’s non-performance or breach.

The Company invoices customers monthly, primarily at the beginning of each month, for services to be performed during that month. Amounts invoiced to customers are generally due and payable upon receipt of invoice. Timing of revenue recognition may differ from the timing of invoicing to customers. The Company records an unbilled receivable when revenue is recognized prior to invoicing, which creates a contract asset. The Company had contract assets of $0.2 million as of December 31, 2020. The contract assets are all current and included in accounts receivable in the consolidated balance sheet. The Company does not have any material deferred revenue as of December 31, 2020.

Cost of Sales. Cost of sales is comprised of the cost of digital marketing that is purchased from third parties for the benefit of the Company’s customers. These costs are expensed as incurred.

Advertising Costs. The Company expenses advertising costs as incurred. Advertising costs include e-commerce and other media advertising. Advertising costs were approximately $66.9 million for the year ended December 31, 2020.

Fair Value Measurements. GAAP prescribes methods for measuring fair value and establishes a three-tiered hierarchy to prioritize inputs used to measure fair value. Those tiers are defined as follows:
•Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date
•Level 2 inputs are inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly; if the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability
•Level 3 inputs are unobservable inputs for the asset or liability

The highest priority in measuring assets and liabilities at fair value is placed on the use of Level 1 inputs, while the lowest priority is placed on the use of Level 3 inputs.

Recent Accounting Pronouncements

Adopted

Fair Value Measurement. In August 2018, the FASB issued Accounting Standards Update (“ASU”) 2018-13, Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. This ASU was issued to eliminate certain disclosure requirements for fair value measurements, and add and modify other disclosure requirements, as part of its disclosure framework project.

The Company adopted ASU 2018-13 on January 1, 2020. The adoption did not have a material impact on its consolidated financial statements.

Intangibles-Goodwill and Other-Internal-Use Software. In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other-Internal-Use Software. This ASU aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. Capitalized implementation costs should be amortized over the term of the service contract on a straight-line basis. This ASU also clarifies the presentation requirements for reporting such costs in the same line item in the consolidated statement of comprehensive loss as the fees associated with the hosting element of the arrangement and classify payments for capitalized implementation costs in the consolidated statement of cash flows in the same manner as payments made for fees associated with the hosting element. Also, the capitalized implementation costs in the consolidated balance sheet are required to be reported in the same line item that a prepayment for the fees of the associated hosting arrangement would be presented. This ASU is effective for reporting periods beginning after December 15, 2020, with early adoption permitted.

The Company adopted ASU 2018-15 on January 1, 2020. The adoption did not have material impacts on the Company’s consolidated financial statements.

Income Taxes. In December 2019, the FASB issued ASU 2019-12, Income Taxes. This ASU is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Accounting Standards Codification 740, Income Tax and also clarifies and amends existing guidance to improve consistent application.

The Company adopted ASU 2019-12 on January 1, 2021. The adoption did not have material impacts on the Company’s consolidated financial statements.

To be Adopted

Leases. In February 2016, the FASB issued ASU 2016-02, Leases. This ASU requires lessees to recognize a right-of-use asset and a lease liability for virtually all leases (other than leases that meet the definition of a short-term lease). The liability to be recognized equals the present value of the future lease payments, while the asset is based on the liability, subject to adjustment (e.g., for initial direct costs). For purposes of the consolidated statement of comprehensive loss, the ASU retains a dual model, requiring leases to be classified as either operating or finance. Classification will be based on criteria that are largely similar to those already existing.

The FASB subsequently issued multiple ASUs that amend ASU 2016-02 and provide additional implementation guidance and delayed the effective date.

This ASU is effective for reporting periods beginning after December 15, 2021, with early adoption permitted. The ASU may be adopted using a modified retrospective transition or adopted prospectively with a cumulative-effect adjustment to the opening balance of accumulated deficit in the period of adoption.

The Company will adopt ASU 2016-02 when required and is still assessing the impact this ASU will have on its consolidated financial statements.

Reference Rate Reform. In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform. This ASU provides guidance, optional expedients and exceptions that reference London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued due to reference rate reform. The standard was effective upon issuance and can be applied through December 31, 2022. The Company has debt with interest rates that reference LIBOR, and therefore, will adopt this standard when LIBOR is discontinued.

Note 3. Voluntary Reorganization Under Chapter 11

Key Events and Filing Under Chapter 11 of the United States Bankruptcy Code

During 2019, a continued shifting competitive landscape and increased competition from numerous sources resulted in declining revenues and necessitated an increase in the Company’s marketing spend and promotions to maintain the flow of leads. As a result, the Company’s profitability declined, leaving the Company with limited liquidity, highly leveraged and unable to make a mandatory $2.2 million repayment on its revolving credit facility. The failure to repay this balance resulted in the Company defaulting on its 2014 Bank Credit Facility agreement as discussed in Note 7, Borrowings.

On the Petition Date, the Debtors commenced with the Bankruptcy Court voluntary Chapter 11 Cases. Certain of the Company’s prepetition lenders and the Company’s prepetition equity sponsors, committed to effectuate a Plan that contemplated the sale of substantially all of the Company’s assets pursuant to the RSA.

Shortly after commencing the Chapter 11 Cases, the Debtors entered into an agreement with certain prepetition lenders to provide the Debtors with approximately $74.1 million of debtors-in-possession financing (“DIP Financing”) to pay ordinary-course operating expenses, finance the Chapter 11 Cases, and provide the Debtors with flexibility to consummate the transactions contemplated by the RSA. On March 10, 2020, the Bankruptcy Court entered an order approving the DIP Financing on a final basis.

Prior to commencing the Chapter 11 Cases, the Company entered into a stalking horse asset purchase agreement (“Stalking Horse APA”) with an affiliate of CoStar Group, Inc. (“CoStar”). As set forth in the Stalking Horse APA, the stalking horse bid provides for the going-concern sale of substantially all of the Company’s assets for an aggregate purchase price equal to $587.5 million in cash, plus the assumption of certain liabilities (the “Stalking Horse Bid”). The Stalking Horse Bid included a $58.8 million break-up fee (the “Break-Up Fee”) in which CoStar would pay the Company if the sale was not consummated and certain other conditions were met. Additionally, pursuant to the RSA, certain of the Company’s prepetition lenders agreed to backstop the Debtors’ sale process and, prior to commencing the Chapter 11 Cases, submitted a binding credit bid of First Lien Claims (“Credit Bid”) in the amount of $492.7 million for the Debtors’ business.

Other than the Stalking Horse Bid and the Credit Bid, the Debtors did not receive any additional bids by the bid deadline set forth in the procedures governing the Debtors’ sale process. Accordingly, on March 26, 2020, the Debtors filed a notice on the docket of the Chapter 11 Cases designating the Stalking Horse Bid as the successful bid and the Credit Bid as the back-up bid. The closing of the transaction contemplated by the Stalking Horse Bid was subject to various conditions, including approval by the Bankruptcy Court and certain regulatory approvals. On June 10, 2020, the Bankruptcy Court approved the Debtors’ plan, which contemplated the sale of the Debtors’ business to CoStar pursuant to the Stalking Horse APA or, in the alternative, if the Debtors were unable to consummate the Stalking Horse APA, the Credit Bid, which served as the back-up bid.

In April 2020, the Company and CoStar each received a request for additional information from the U.S. Federal Trade Commission (the “FTC”) with respect to the acquisition. The FTC’s additional request extended the waiting period imposed by the Hart-Scott Rodino Antitrust Improvements Act of 1976 until the parties completed the compliance process and the FTC completed its review of the substance of the parties’ submission. On July 29, 2020, CoStar exercised its option pursuant to the Stalking Horse APA to extend the date after which either the Company or CoStar may terminate the Stalking Horse APA if the transaction had not closed by August 12, 2020 (the “Outside Date”) for an additional three months until November 12, 2020 in exchange for payment of $7.5 million which the Company recorded as other income, net in the consolidated statement of comprehensive loss. On November 12, 2020, although the FTC process remained ongoing, CoStar elected not to exercise its option under the Stalking Horse Bid to further extend the Outside Date beyond November 12, 2020. Accordingly, the Outside Date passed on November 12, 2020. On November 30, 2020, the FTC commenced an administrative action and authorized an action in the United States District Court for the District of Columbia (which commenced on December 3, 2020), to block the Company’s proposed acquisition by CoStar. On December 29, 2020, the Company delivered a termination notice to CoStar terminating the Stalking Horse APA and requesting payment of the $58.8 million Break-Up Fee. On the same day, the Company provided notice of such termination to all parties in interest in the Chapter 11 Cases. In January 2021, CoStar filed a complaint commencing an adversary proceeding in the Chapter 11 Cases seeking, among other things, a declaration that the Company was not entitled to the Break-Up Fee. In February 2021, the Company and CoStar reached a settlement with respect to the Break-Up Fee, and in March 2021, the settlement was approved by the Bankruptcy Court and the Company received a $52.0 million Break-Up Fee from CoStar.

Following the termination of the Stalking Horse APA, the Company once again began to review its strategic options, including whether to seek to consummate the Plan pursuant to the Credit Bid. In connection therewith, the Company and its advisors received outreach from multiple third parties interested in pursuing a sale of the Debtors’ business and the Debtors also contacted multiple other potential acquirers. After several weeks of extensive negotiations, the Debtors received multiple bids for the going concern sale of substantially all of the Debtors’ assets or interests in the Debtor entity owning all or substantially all of the Debtors’ assets, including a cash bid from Redfin Corporation (“Redfin”), a real estate brokerage company, for $608.0 million in cash, plus the assumption of certain liabilities (the “Third Party APA”).

The Debtors, the Board of Directors and the special committee of the Board of Directors determined that Redfin’s cash bid presented the most value-maximizing transaction possible and entered into the third party bid for the sale of interest in the debtor entity owning all or substantially all of the Debtors’ assets in Holdings (“Third Party Sale Transaction”). The Third Party Sale Transaction would not include the accounts of RentPath, LLC and its subsidiaries.

On February 26, 2021 the Debtors filed an amended plan of reorganization (the “Amended Plan”) with the Bankruptcy Court pursuant to which the Debtors sought, among other things, to consummate the Third Party Sale Transaction.

On March 29, 2021, the waiting period for the FTC’s review of the Third Party APA expired, and on April, 1, 2021, the Debtors received approval of the Amended Plan and the Third Party Sale Transaction at the Bankruptcy Court’s confirmation and sale hearing.

On April 1, 2021, in connection with implementation of the Amended Plan pursuant to the Third Party Sale Transaction, Holdings, formed a Delaware limited liability company, RP Wind Down, LLC, which checked the box to be treated as a corporation effective as of the date of formation to serve as Wind Down Co under the Amended Plan.

On April 2, 2021, the Company satisfied the all of the conditions precedent to the effective date set forth within the Amended Plan such that the plan was substantially consummated (the “Effective Date”). Pursuant to the confirmed Amended Plan, the significant transactions that occurred on the Effective Date and the terms defined by the Amended Plan were as follows:
•Third Party Sale Transaction: The Debtors and Redfin consummated the Third Party Sale Transaction, pursuant to which following the discharge pursuant to Section 1141 of the Bankruptcy Code, the transfer of Acquired Assets free and clear of Liens (other than Permitted Liens) and Assumed Liabilities from RentPath, LLC and its subsidiaries to Holdings, and the transfer of Excluded Assets and Excluded Liabilities from the Debtors to RP Wind Down, LLC, Holdings transferred 100% of the interests in RP Wind Down, LLC to the Plan Administrator.
•DIP Claims: Claims associated with the DIP Financing were indefeasibly paid in full, in cash. Contemporaneously, the DIP Financing and related documents were deemed cancelled, all DIP commitments were deemed terminated, all DIP liens were automatically terminated, and all collateral subject to such DIP liens were automatically released.
•First Lien Claims: Each such holder received, up to the full amount of such holder’s allowed first lien claim, its pro rata share of the Sale Proceeds Distributable Consideration less the Second Lien Claims Recovery Cash Pool less the Second Lien Sale Distribution Recovery. In addition, on the Effective Date, the First Lien Credit Agreement and related documents were deemed cancelled, discharged and of no force or effect.
•Second Lien Claims: Each such holder received, its pro rata share of: (i) the Second Lien Claims Recovery Cash Pool and (ii) the Second Lien Sale Distribution Recovery. In addition, on the Effective Date, the Second Lien Credit Agreement and related documents were deemed cancelled, discharged and of no force or effect.
•General Unsecured Claims: Each such holder was paid in full in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim.
•Holdings Equity Interests: Equity interests in Holdings were cancelled, released, and extinguished and there were no distributions for holders of Holdings equity interests.

On April 5, 2021, RentPath, LLC and each of its subsidiaries other than Consumer Source Holdings LLC merged into RP Wind Down, LLC.

Going Concern

During the Company’s bankruptcy proceedings and prior to the Bankruptcy Court’s entry of an order confirming the Debtors’ Amended Plan, the Company’s ability to continue as a going concern was contingent upon, among other things, its ability to develop and successfully implement a plan of reorganization and obtain creditor acceptance and confirmation under the Bankruptcy Code, and either
(i) obtain exit financing sources sufficient to meet the Company’s future obligations or (ii) consummate a sale of the Company to a third party. The Company’s debt obligations and uncertainties related to the bankruptcy process raised substantial doubt about its ability to continue as a going concern.

As a result of the Bankruptcy Court’s confirmation of the Amended Plan and emergence from bankruptcy on April 2, 2021, management concluded there is no longer substantial doubt about the Company’s ability to continue as a going concern.

Liabilities Subject to Compromise

Liabilities subject to compromise refers to prepetition obligations which may be affected by the Chapter 11 process. These amounts represent the Company’s current estimate of known or potential obligations to be resolved in connection with the Chapter 11 Cases. Differences between the liabilities the Company has estimated and the claims filed, will be investigated and resolved in connection with the claims resolution process. The Company will continue to evaluate these liabilities throughout the Chapter 11 Cases and adjust amounts as necessary. Such adjustments may be material.

The following table summarizes the components of liabilities subject to compromise included in the Company’s consolidated balance sheet:

December 31, 2020

(Dollars in thousands)

Debt subject to compromise:
Revolving credit facility	$37,350
Term Loan – First Lien	479,750
Secured creditors’ claim – First Lien	4,772
Term Loan – Second Lien	170,000
Accrued interest	11,084
Accounts payable	1,877
Tax-related liabilities	4,560
Customer refund liabilities	2,900
Restructuring liabilities	562
Other accrued expenses	148
$713,003

Reorganization Costs

The Company has incurred and will continue to incur significant costs associated with the Chapter 11 Cases. Reorganization costs represent costs directly associated with the Chapter 11 Cases. Such costs primarily include professional fees, the write-off of deferred debt financing costs associated with prepetition debt classified as liabilities subject to compromise, employee retention and financing fees related to debtors-in-possession financing.

The following table summarizes the components of reorganization costs included in the Company’s consolidated statement of comprehensive loss:

Year Ended
December 31, 2020

(Dollars in thousands)

Professional fees	$42,132
Write-off of prepetition deferred debt financing costs	11,063
Employee retention	7,334
Debtors-in-possession financing fees and discounts	4,224
Other	3,738
$68,491

Interest Expense

The Company discontinued recording interest on debt instruments classified as liabilities subject to compromise as of the Petition Date. The contractual interest expense on liabilities subject to compromise not accrued or recorded in the consolidated statement of comprehensive loss was $43.1 million, representing interest expense from the Petition Date through December 31, 2020.

Note 4. Property and Equipment, Net

Property and equipment, net consisted of the following:

	Ranges of Lives (years)	December 31, 2020

		(Dollars in thousands)

Leasehold improvements	Shorter of economic life or lease term	$4,729
Furniture and fixtures	7	2,296
Machinery and equipment	3-5	5,964
Internal-use software	2-3	96,460
		109,449
Less: Accumulated depreciation and amortization		87,274
		$22,175

Note 5. Goodwill and Other Intangible Assets

Changes in the carrying amount of goodwill are as follows (dollars in thousands):

Balance as of December 31, 2020
Goodwill	$332,361
Accumulated impairment losses	(24,656)
$307,705

Intangible assets consisted of the following:

		December 31, 2020
	Weighted-Average Amortization Period (years)	Carrying Amount	Accumulated Amortization	Accumulated Impairment	Net
Intangible assets subject to amortization		(Dollars in thousands)
Customer relationships	9	$221,058	$165,724	$50,019	$5,315
Trade names and trademarks	15	1,138	718	—	420
Website and application software	3	4,804	4,804	—	—
Non-competition agreement	5	320	187	—	133
		227,320	171,433	50,019	5,868

Intangible assets not subject to amortization
Trade names and trademarks		122,135	—	17,986	104,149
		$349,455	$171,433	$68,005	$110,017

Amortization expense for intangible assets subject to amortization is $1.7 million for the year ended December 31, 2020.

As of December 31, 2020, estimated future amortization expense of intangible assets subject to amortization is as follows:

December 31, 2020
2021	2022	2023	2024	2025	Thereafter

(Dollars in thousands)

$1,695	$1,695	$1,637	$724	$76	$41

Note 6. Accrued Expenses and Other and Other Non-Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

December 31, 2020

(Dollars in thousands)

Reorganization liabilities	$11,172
Accrued advertising-related liabilities	5,966
Payroll, commissions, and related employee benefits	3,410
Refund liabilities	1,603
Accrued professional fees	839
Tax-related liabilities	254
Other	3,290
$26,534

Other non-current liabilities consisted of the following:

December 31, 2020

(Dollars in thousands)

Deferred rent	$5,522
Payroll, commissions, and related employee benefits	1,480
$7,002

Note 7. Borrowings

DIP Financing

On February 14, 2020, the Bankruptcy Court entered an order approving new DIP Financing that, among other things, refinanced and effectively replaced the prepetition bank credit facilities. A final order approving the agreement was entered by the Bankruptcy Court on March 10, 2020. The maturity date of the DIP Financing was originally set for August 31, 2020. After notices to extend and the first amendment to the DIP Financing, the maturity date is set to expire June 30, 2021.

Upon the Company’s emergence from Chapter 11 bankruptcy, amounts outstanding under the DIP Financing will either be repaid in cash in full with a third-party sale of the Company or if a Credit Bid sale converted into an exit term loan facility, with a redemption premium of either
•3.5% if emergence date is prior to 90 days of the Petition Date or $2.6 million
•7.5% if emergence date is between 90 days and 179 days of the Petition Date or $5.5 million
•15.0% if emergence date is between 180 days and 359 days of the Petition Date or $11.1 million
•19.6% if emergence date is 360 days or greater of the Petition Date or $14.5 million

The original principal amount on the DIP Financing, not including any redemption premium, was $74.1 million. At December 31, 2020, the expected emergence date was 360 days or greater. Therefore, the redemption premium of $14.5 million was accreted to the face value of the DIP Financing utilizing the effective interest method. As a result, the DIP Financing was $88.6 million as of December 31, 2020.

The following is a summary of the effective interest rate on the DIP Financing:

Facility	Applicable Rate	Rate Floor (if Applicable)	Applicable Margin at December 31, 2020	Approximate Interest Rate at December 31, 2020
DIP Financing	Eurodollar	1.00%	7.00%	8.00%

Prepetition Debt during the Chapter 11 Cases

Bank Credit Facilities

On December 17, 2014, the Company entered into a $725.0 million senior secured bank credit facility (the “2014 Bank Credit Facility”), which was originally comprised of the following three loan facilities (dollars in thousands):

Facility	Aggregate Commitments/Principal	Scheduled Maturity Date
Revolving credit facility (the "2014 Revolving Facility")	$50,000	December 17, 2019
2014 Senior Secured Term Loan - First Lien (the "2014 Term Loan - First Lien")	$505,000	December 17, 2021 (the “2014 Term Loan - First Lien Maturity Date”)
2014 Senior Secured Term Loan - Second Lien (the "2014 Term Loan - Second Lien")	$170,000	December 17, 2022 (the “2014 Term Loan - Second Lien Maturity Date”)

The Company entered into multiple agreements and amendments related to the 2014 Bank Credit Facility, including extending the maturity date for certain lenders (the “Extending Lenders”) in the 2014 Revolving Facility and reducing the total capacity of the 2014 Revolving Facility to $40.0 million.

Amounts borrowed under the 2014 Revolving Facility bear interest, at the Company’s option, at an annual Eurodollar rate, plus an applicable margin, or a base rate, plus an applicable margin. Both the margin for borrowings under the 2014 Revolving Facility and the unused commitment fee under the 2014 Revolving Facility are determined based upon the senior secured first-lien net leverage ratio, as defined in the 2014 Bank Credit Facility.

From January 1, 2020 through the Petition Date, the applicable margin and commitment fees associated with borrowings from the Extending Lenders are as follows:

Senior Secured First-Lien Net Leverage Ratio	Margin Over Eurodollar Rate for Borrowings Under Revolving Facility and Letters of Credit	Margin Over Base Rate for Borrowings Under Revolving Facility	Commitment Fees
>4.00 to 1.00	4.75%	3.75%	0.500%
≤ 4.00 to 1.00	4.50%	3.50%	0.375%

From January 1, 2020 through the Petition Date, the applicable margin and commitment fees associated with borrowings from the lenders who did not extend are as follows:

Senior Secured First-Lien Net Leverage Ratio	Margin Over Eurodollar Rate for Borrowings Under Revolving Facility and Letters of Credit	Margin Over Base Rate for Borrowings Under Revolving Facility	Commitment Fees
>4.00 to 1.00	5.25%	4.25%	0.500%
≤ 4.00 to 1.00	5.00%	4.00%	0.375%

The 2014 Term Loan – First Lien is subject to scheduled repayment in quarterly installments, beginning March 31, 2015, of approximately $1.3 million each payable on March 31, June 30, September 30 and December 31 of each year through September 30, 2021, followed by a final repayment on the 2014 Term Loan – First Lien Maturity Date of $470.9 million. Mandatory prepayments of the 2014 Term Loan – First Lien are required for certain types of dispositions, casualty events resulting in net cash proceeds and, beginning in 2015, for excess cash flows, as defined in and at levels specified by the 2014 Bank Credit Facility. The Company may also make voluntary prepayments.

The 2014 Term Loan – Second Lien is subject to repayment in full on the 2014 Term Loan – Second Lien Maturity Date. Mandatory prepayments of the 2014 Term Loan – Second Lien are required for certain types of dispositions and casualty events resulting in net cash proceeds. In the event that excess cash flows calculated under the 2014 Term Loan – First Lien and payable to the first-lien debt holders are refused by those debt holders, they must be offered to debt holders under the 2014 Term Loan – Second Lien. The Company may also make voluntary prepayments.

The 2014 Bank Credit Facility, among other things, limits the Company’s ability to change the nature of its businesses, incur indebtedness, create liens, sell assets, engage in mergers, consolidations or transactions with affiliates, make investments in or loans to certain subsidiaries, issue guarantees and make certain restricted payments. At the end of any period at which it has 30% or more of its borrowing capacity outstanding under the 2014 Revolving Facility, the Company must also be below maximum permitted leverage ratios, as defined. The 2014 Bank Credit Facility is guaranteed by the ownership interest in most of the Company’s subsidiaries.

At December 31, 2020, the Company had approximately $0.5 million in outstanding letters of credit, which are not included in the consolidated balance sheet. The letters of credit are used to cover reimbursement obligations for the Company’s insurance carriers and certain of its real estate obligations. There are no additional contingent liabilities associated with these obligations as the underlying liabilities are already reflected in the Company’s consolidated balance sheet. The letters of credit generally expire within one year from the date of issuance but have automatic renewal clauses.

The failure to make the $2.2 million repayment resulted in the Company defaulting on its 2014 Bank Credit Facility agreement. In connection with the Company’s Chapter 11 Cases, all prepetition debt amounts have been stayed and separately stated as part of liabilities subject to compromise. Their resolution will be based upon the requirements in the Plan. Given the uncertainties related to the resolution of the Chapter 11 Cases, all prepetition debt has been included at their contractual maturities.

The principal amounts outstanding on the Company’s borrowings, exclusive of borrowings under revolving credit facilities, consisted of the following:

December 31, 2020

(Dollars in thousands)

Principal amounts under term loans, net subject to compromise	$649,750
Less: amounts reclassified to liabilities subject to compromise	(649,750)
Total long-term debt under term loans	$—

Note 8. Income Taxes

The components of the benefit for income taxes were as follows:

Year Ended
December 31, 2020

(Dollars in thousands)

Current:
Federal	$231
State and local	(1,127)
Total	(896)
Deferred:
Federal	3,143
State and local	2,905
Total	6,048
Change in valuation allowance	(2,048)
Total deferred benefit	4,000
Total benefit for income taxes	$3,104

A reconciliation of the income tax expected at the U.S. federal statutory income tax rate to income taxes provided on loss from operations is set forth below:

Year Ended
December 31, 2020

(Dollars in thousands)

Tax benefit at federal statutory rate	$22,934
State and local taxes, net of federal impact	2,401
Change in uncertain tax positions	(737)
Change in state tax rates	(140)
Expiration of federal NOLs	(10,508)
Change in prior year deferred tax assets	(239)
Nondeductible transaction costs	(8,357)
Other permanent items	(134)
Change in valuation allowance	(2,048)
Other, net	(68)
Benefit for income taxes	$3,104

Deferred income taxes reflect the net tax effects of:
•Temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes
•Operating and capital loss carryforwards
•Certain tax credits

Net deferred tax assets are recorded to the extent the Company believes these assets will more likely than not be realized. The tax effects of significant items comprising the Company’s deferred income taxes are as follows:

December 31, 2020

(Dollars in thousands)

Deferred income tax assets
Difference between carrying amount and tax basis of:
Accrued expenses and other	$2,159
Restructuring reserves	4,656
Deferred rent	1,567
Liability for uncertain tax positions	534
Stock-based compensation	1,987
Cost-method investments	429
Business interest	31,636
Operating loss carryforwards	73,072
Tax credit carryforwards	149
Capital loss carryforwards	2,120
Total deferred income tax assets	118,309

Deferred income tax liabilities
Difference between carrying amount and tax basis of:
Property and equipment	824
Intangible assets	1,268
Accrued interest on discharged debt	10,602
Indefinite-lived intangible assets	31,910
Total deferred income tax liabilities	44,604
Net deferred income tax assets	73,705
Less: Valuation allowance	(86,877)
Net	$(13,172)

Ownership changes, as defined by Section 382 of the Internal Revenue Code (“IRC”), may limit the amount of net operating losses that a company may utilize to offset future taxable income and taxes payable. Pursuant to IRC Section 382, an ownership change occurs when the stock ownership of 5% stockholders increases by more than 50% over a testing period of three years. The Company has experienced ownership changes in the past, and it is possible that the Company has undergone ownership changes subsequent to December 17, 2014, the date of our most recent evaluation, or that we may undergo such a change in the future. Any such ownership change may limit our ability to utilize net operating losses.

The majority of the federal tax return NOLs expire between 2021 and 2025. In addition, the Company has a small amount of state and local NOLs in various jurisdictions in which the Company and/or its subsidiaries file income tax returns. These state and local NOLs expire over various periods based on applicable state and local statutes and regulations. Federal NOLs available to the Company consisted of the following:

December 31, 2020

(Dollars in thousands)

Total amount of federal NOLs available for future utilization	$330,520

The Company records amounts to its valuation allowance to reduce its net deferred tax assets to an amount it considers to be realizable. Based on the weight of available positive and negative evidence, the Company may make adjustments to some or all of its valuation allowance from year to year based upon its conclusion as to the amount of its net deferred tax assets is more likely than not to be realized. To the extent the Company reports taxable income in future periods, it intends to use its NOLs, to the extent allowable, to offset that taxable income and reduce cash outflows for income taxes. The Company considers objectively verifiable evidence to be of the greatest value in its assessment of the realizability of its net deferred tax assets. The Company’s ability to use its federal and state NOLs and federal and state tax credit carryforwards may be subject to restrictions attributable to equity transactions in the future resulting from changes in ownership as defined under the IRC.

Elements of positive evidence about the realizability of the assets include:
•The remaining lives of the NOLs
•Timing and amount of expected future taxable income

Elements of negative evidence about the realizability of the assets include:
•Historical losses
•Estimated future losses, based upon the current and prior two years’ actual cumulative losses, adjusted for certain nonrecurring sources of income and expenses
•Uncertainty as to the timing and exact amount of future earnings as a result of current and future economic conditions, the U.S. residential real estate industry, as well as the uncertainty of the effectiveness of the steps the Company has taken, and will take, to reverse the trend of recent losses

The Company considers the existence of its actual cumulative losses in recent years to represent a form of negative evidence as to the realizability of its deferred tax assets. When evaluating whether the Company has overcome this negative evidence, the Company retroactively adjusted the actual losses for the impact of the Tax Cuts and Jobs Act (the “Tax Act”) as it relates to the partial disallowance of the Company’s business interest expense. The Company considers its most recent actual losses (adjusted for the partial disallowance of interest expense) to represent objectively verifiable negative evidence as to its ability to generate earnings sufficient to realize a portion of its deferred tax assets.

Based on the weight of available positive and negative evidence as of December 31, 2020, the Company concluded that it is more likely than not that $18.7 million of its net deferred tax assets (excluding its indefinite-lived deferred tax liability of $31.9 million) would be realized and recorded an increase in its valuation allowance against its net deferred tax assets of $2.0 million, related to the amount of net deferred tax assets the Company believes is not more likely than not to be realized. In its analysis of this valuation allowance adjustment, the Company projects it will generate sufficient taxable income to utilize $40.5 million of the $330.5 million of available Federal NOLs before their expiration. The Company believes, as of December 31, 2020, it is more likely than not that it will not realize $86.9 million of its deferred tax assets related to federal and state NOLs, capital loss carryforwards, business interest limitations under the Tax Act, and certain state tax credits and has recorded a valuation allowance against its net deferred tax assets of $86.9 million.

The Company’s assessment at December 31, 2020 of its net deferred tax assets involved significant estimates and judgments. If future results are significantly different from these estimates and judgments as of December 31, 2020, the Company may be required to record adjustments to its valuation allowance in order to recognize appropriate amounts of its net deferred tax assets.

The following is a reconciliation of the total amount of unrecognized tax benefits:

Year Ended
December 31, 2020

(Dollars in thousands)

Unrecognized tax benefits at beginning of year	$830
Gross increase—tax positions in prior year	738
Unrecognized tax benefits at end of year	$1,568

Further information about the Company’s unrecognized tax benefits is as follows:

December 31, 2020

(Dollars in thousands)

Unrecognized tax benefits that would, if recognized, have an impact on the effective tax rate	$1,560
Unrecognized tax benefits that would not, if recognized, have an impact on the effective tax rate	8
Total unrecognized tax benefits	$1,568
Recorded liability for uncertain tax positions	$2,389
Interest and penalties included in recorded liability for uncertain tax positions	829
Uncertain state NOL benefit	8

There were $0.2 million recorded for interest during the year ended December 31, 2020. There were no charges recorded for penalties during the year ended December 31, 2020.

The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions, and the Company is routinely under audit by multiple tax authorities. The Company reported NOLs from tax years back to 1998 on state tax returns currently under, or open to, audit. The Company believes that its accrual for tax liabilities is adequate for all open audit years based on its assessment of many factors, including past experience and interpretations of tax law. This assessment relies on estimates and assumptions and involves a series of complex judgments about future events.

On March 27, 2020, the U.S. government enacted legislation under the CARES Act. The CARES Act includes several significant provisions for corporations including increasing the amount of deductible interest under section 163(j), allowing companies to carryback certain NOLs, and increasing the amount of NOL that corporations can use to offset income. The Company has analyzed the potential impacts of the CARES Act on its financial statements, and does not believe the CARES Act will have a material impact on the consolidated financial statements.

As a result of the Company’s Chapter 11 Cases, the accrual for income tax liabilities is included in liabilities subject to compromise in the consolidated balance sheet as of December 31, 2020.

Note 9. Employee Benefit Plans

Stock-Based Compensation

Summary of Share-Based Compensation Plans

Equity-Based Compensation Plans

Effective September 19, 2011, the Board of Directors adopted the RentPath Holdings, Inc. 2011 Management Equity Incentive Plan (the “2011 Equity Plan”), which authorized the issuance of up to 45.4 million options to purchase shares of the Company’s common stock. Awards under the 2011 Equity Plan could be incentive and/or non-qualified stock options. Effective February 24, 2015, the Board of Directors adopted the RentPath Holdings, Inc. 2015 Management Equity Incentive Plan (the “2015 Equity Plan”). The 2015 Equity Plan superseded 2011 Equity Plan. Although outstanding awards under the 2011 Equity Plan were unaffected by the 2015 Equity Plan, no additional awards may be granted under the 2011 Equity Plan. The 2015 Equity Plan authorized the issuance of options to purchase up to 24.5 million shares of common stock, which amount will increase automatically to the extent that outstanding options under the 2011 Equity Plan are terminated and returned to the 2015 Equity Plan, but in no event may the aggregate number of options issued under the 2015 Equity Plan exceed 39.5 million shares of common stock. Awards under the 2015 Equity Plan may be incentive and/or non-qualified stock options. To the extent that any options granted under the 2015 Equity Plan or the 2011 Equity Plan are forfeited, expire or are otherwise canceled without having been exercised, those options are available for grant under the 2015 Equity Plan.

Stock option awards granted under the 2011 Equity Plan and 2015 Equity Plan are service-based options subject to time vesting and performance-based options subject to vesting based on the achievement of earnings before interest, taxes, depreciation and amortization (“EBITDA”) targets. All of the stock option awards have a 10-year life. Generally, the service-based options vest 25% or 20% each year on the anniversary date for continuous service over four or five years, respectively. The performance-based options vest 20% each year on the anniversary date if the performance targets of the previous year are met; if those targets are not met, the performance options remain outstanding and become immediately vested upon the occurrence of (i) the achievement of the EBITDA target in respect to the first performance year following such fiscal year; or (ii) the occurrence of a liquidity event in which our equity owners realize 1.5x their investment, in which case 50% of the outstanding performance options vest, or our equity owners realize 2.5x their investment, in which case 100% of the outstanding performance options vest. Because of the multiple vesting triggers, the portion of a performance-based award pertaining to a given year (20%) is not considered granted until all targets potentially impacting the vesting of that portion of the award are set.

Effective November 15, 2011, the Board of Directors adopted the RentPath Holdings, Inc. Non-Employee Director Equity Plan (the “Director Equity Plan”), which currently authorizes the issuance of up to 2.2 million equity awards to acquire shares of the Company’s common stock. Awards under the Director Equity Plan may be stock options, restricted stock or restricted stock units.

Restricted Stock Units and Restricted Stock

A summary of all of the Company’s restricted stock unit activity as of and for the year ended December 31, 2020 is presented below:

	December 31, 2020
	Number of Units	Weighted-Average Grant-Date Fair Value
Outstanding at beginning of year	4,477,277	$1.33
Granted	—	—
Vested and distributed	(56,391)	1.33
Vested and surrendered	—	—
Forfeited	(4,420,886)	1.33
Outstanding at end of year	—	—

The total fair value of shares vested and settled during the year ended December 31, 2020 was less than $0.1 million.

During 2016, the Company granted approximately 4.4 million market-based restricted stock units, for which the vesting is contingent upon the occurrence of a liquidity event and the achievement of specified investment returns by our equity owners as of the date of the liquidity event. During 2020, all 4.4 million market-based restricted stock units were forfeited.

During the year ended December 31, 2018, the Company granted 0.3 million of restricted stock units under the Director Equity Plan that vest 50% each year on the anniversary date of the grant for continuous service over two years. There were no restricted stock units issued under the Director Equity Plan during the year ended December 31, 2020.

The total unrecognized compensation cost related to the service-based restricted stock units outstanding as of December 31, 2020 was $0.0 million.

There was no restricted stock outstanding at any point during the year ended December 31, 2020.

Stock Options

A summary of all of the Company’s stock option award activity as of and for the year ended December 31, 2020 is presented below:

	December 31, 2020
	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (Dollars in thousands)
Outstanding at beginning of year	30,044,642	$1.13
Granted	—	—
Exercised	—	—		$—
Expired	(723,586)	1.32
Forfeited	(1,924,947)	1.33
Outstanding at end of year	27,396,109	1.11	4	—
Vested and exercisable at end of year	27,143,621	1.11	4	—

During 2020, the Company did not grant stock options.

The aggregate intrinsic value of all outstanding stock options as of December 31, 2020 was zero as the exercise price on all options exceeded the estimated fair value of the Company’s common shares.

As of December 31, 2020, the Company had $0.3 million of total unrecognized compensation cost related to unvested stock options. The cost is expected to be recognized over a weighted-average period of approximately one year.

Total Stock-Based Compensation Expense

Total recorded stock-based compensation expense was as follows:

Year Ended
December 31, 2020

(Dollars in thousands)

Restricted stock units	$16
Stock options	583
Total	$599

Stock-based compensation is included within marketing and selling and general and administrative expenses in the consolidated statement of comprehensive loss.

Retirement Plan

Substantially all of the Company’s employees are eligible to participate in a defined contribution retirement plan immediately after their employment. The expense recognized by the Company for this plan during the year ended December 31, 2020 was $1.7 million. The expense primarily related to matching contributions made by the Company.

Note 10. Other Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss), net of tax, were as follows:

Realized Losses on Cash Flow Hedges

(Dollars in thousands)

Balance as of December 31, 2019	$(2,824)
Other comprehensive income	2,824
Balance as of December 31, 2020	$—

The following table represents the tax effect allocated to other comprehensive income:

	Before-Tax Amount	Tax Benefits	Net of Tax Amount

	(Dollars in thousands)

Year Ended December 31, 2020
Net realized losses on cash flow hedges	$3,775	$(951)	$2,824
Other comprehensive income	$3,775	$(951)	$2,824

Note 11. Provision for Restructuring Costs

In 2019, the Company implemented a restructuring plan to streamline its expense structure (the “2019 Plan”). The 2019 Plan included the elimination of certain positions and provided for employee-related termination costs, of which a majority were paid in 2019 with the remainder expected to be paid in 2021.

The expected cost of each plan and costs incurred through December 31, 2020 are as follows:

2019 Plan

(Dollars in thousands)

Total expected costs	$2,000-2,100
Costs incurred through December 31, 2020	$2,058

Details of the 2019 Plan and the related payments made during the year ended December 31, 2020 are as follows:

	Liabilities as of January 1, 2020	Net Provision for the Year Ended December 31, 2020	Payments/Write-offs During the Year Ended December 31, 2020	Liabilities as of December 31, 2020

	(Dollars in thousands)

Employee-related termination costs	$676	$—	$(114)	$562
Total	676	—	(114)	562

Restructuring liabilities of $0.6 million related to the 2019 plan are included in liabilities subject to compromise in the consolidated balance sheet as of December 31, 2020.

The Company did not record any restructuring expenses during the year ended December 31, 2020.

During the year ended December 31, 2020, the Company did not record any imputed interest associated with restructuring liabilities.

Note 12. Commitments and Contingencies

Commitments

Operating Leases

Total rent expense under operating leases is $1.6 million for the year ended December 31, 2020.

Certain of the Company’s operating leases are subject to escalation clauses, and some leases contain renewal options. The Company expenses rent on all operating leases on a straight-line basis. The leases are primarily for office space.

On December 12, 2014, the Company entered into an agreement to lease approximately 75,000 rentable square feet of office space, which houses its current headquarters. The lease term is from July 1, 2015 through June 30, 2027. Following an 18-month rental abatement period, monthly base rent is approximately $162,076 and increases by 2% annually beginning July 1, 2017. In addition to monthly base rent, the Company is required to pay for its pro rata share of operating costs.

Minimum rental commitments under noncancelable operating leases, including the lease for the current headquarters discussed above, as of December 31, 2020, are as follows (dollars in thousands):

Years Ending December 31,
2021	$2,332
2022	2,180
2023	2,212
2024	2,256
2025	2,302
Thereafter	3,533
$14,815

Litigation-Related Matters

From time to time, the Company is involved in litigation arising out of the general conduct of its business, typically involving contract, employment, intellectual property or similar matters. At times, the Company initiates such litigation against others in order to protect or enforce its rights, and at other times, the litigation is defensive. The Company is not currently involved in any material litigation.

Indemnifications and Other Contingencies

The Company also has other contingent tax-related liabilities arising from positions taken with respect to certain tax filings. At December 31, 2020, the Company recorded reserves of $1.9 million for its tax-related contingencies in liabilities subject to compromise in the consolidated balance sheet.

Note 13. Subsequent Events

In the preparation of its consolidated financial statements, the Company has evaluated subsequent events through May 27, 2021.